Exhibit 99.1

For Immediate Release

LIPOCINE APPOINTS DR. JYRKI MATTILA AS CHIEF BUSINESS OFFICER

SALT LAKE CITY (May 18, 2015) – Lipocine Inc. (NASDAQ Capital Markets: LPCN), a specialty pharmaceutical company, today announced the appointment of Dr. Jyrki Mattila, M.D., Ph.D., M.B.A to the newly created position of Executive Vice President and Chief Business Officer. In this role, Dr. Mattila will oversee business development and commercialization efforts for the Company. Dr. Mattila brings over 25 years of business development and management experience and has negotiated and closed over 50 business agreements, including licensing, co-marketing, collaboration and product acquisition arrangements.

"I am very pleased to have on our team an experienced executive with a proven track record of building successful commercial operations and completing business development transactions in the pharmaceutical and biotech industry. We believe Dr. Mattila’s expertise and leadership will be a crucial asset as we approach the filing of a New Drug Application for LPCN 1021 and continue to advance our earlier stage clinical programs," said Dr. Mahesh Patel, President and CEO of Lipocine Inc. "In particular, we note that Dr. Mattila has significant experience in the testosterone replacement therapy market, as he was a key member of the team that led Testim® to become a leading brand while at Auxillium Pharmaceuticals, Inc."

“I am delighted to join the Lipocine team during this exciting period in its evolution into a commercially focused company. I truly believe that LPCN 1021 has the potential to be the 'best-in-class' testosterone replacement option, and that LPCN 1107, an orally available hydroxyprogesterone caproate for prevention of preterm birth, is a major contribution to patient care,” remarked Dr. Mattila.

Dr. Mattila joins Lipocine from iCeutica Operations, LLC, where he served as Chief Business Officer. Prior to iCeutica, Dr. Mattila served as President and CEO of LZ Therapeutics, Inc. Prior to this position, he was Executive Vice President of Business Development, Product Development and Technical Operations at Auxilium Pharmaceutical, Inc. where he worked to license key pipeline products and support Testim’s commercialization. Prior to Dr. Mattila's experience with Auxilium he was President of Orion Pharma, where under his leadership several innovative products were developed and commercialized in global markets. He received his M.D. and Ph.D. in Pharmacology from the University of Helsinki Medical School and an M.B.A. from the Helsinki School of Economics.

About LPCN 1021

The current testosterone market is dominated by topical products that are associated with poor patient compliance and FDA "black box" warnings related to inadvertent transfer of testosterone. LPCN 1021 is a twice-a-day, oral product candidate with three simple oral dosing options that we expect will overcome the major shortcomings of existing products.

About Lipocine

Lipocine Inc. is a specialty pharmaceutical company developing innovative pharmaceutical products for use in men's and women's health using its proprietary drug delivery technologies. Lipocine's lead product candidate, LPCN 1021, demonstrated positive top-line efficacy results in Phase 3 testing and is targeted for testosterone replacement therapy. Additional pipeline candidates include LPCN 1111, a next generation oral testosterone therapy product with once daily dosing, that is currently in Phase 2 testing, and LPCN 1107, which has the potential to become the first oral hydroxyprogesterone caproate product indicated for the prevention of recurrent preterm birth, and is currently in Phase 1 testing.

Forward-Looking Statements

This release contains "forward looking statements" that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and include statements that are not historical facts relating to expectations regarding clinical trials, the potential uses and benefits of Lipocine's product candidates, and product development and commercialization efforts. Investors are cautioned that all such forward-looking statements involve risks and uncertainties, including, without limitation, the risks related to our products, expected product benefits, clinical and regulatory expectations and plans, regulatory developments and requirements, the receipt of regulatory approvals, the results of clinical trials, patient acceptance of Lipocine's products, the manufacturing and commercialization of Lipocine's products, and other risks detailed in Lipocine's filings with the U.S. Securities and Exchange Commission (the “SEC”), including, without limitation, its Form 10-K and other reports on Forms 8-K and 10-Q, all of which can be obtained on the Company’s website at www.lipocine.com or on the SEC website at www.sec.gov. Lipocine assumes no obligation to update or revise publicly any forward-looking statements contained in this release, except as required by law.

CONTACT:

Morgan Brown

Executive Vice President & Chief Financial Officer

Phone: (801) 994-7383

Email: mb@lipocine.com

John Woolford

Phone: (443) 213-0500

john.woolford@westwicke.com